[Letterhead]
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036






                                September 6, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

                               RE: AUTOLOGIC INFORMATION INTERNATIONAL, INC.

Dear Sir or Madam:

           We have acted as counsel to Autologic Information International, Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 150,000 shares of common stock, par value $.01 per share, (the "Common Stock") to certain employees of the Company issuable upon the exercise of options which have been, or may from time to time be, granted by the Company under the Company's 1995 Stock Option Plan (the "Plan"), and such indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

           In rendering the opinions expressed below, we have examined the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have not examined each option contract in respect of options granted under the Plan. We have, however, examined the form of option contract which the Company has advised us is the form of option contract used by it under the Plan. We have also been informed by the Company that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

Securities and Exchange Commission
September 6, 1996
Page 2


           Where reference is made in this opinion to matters within our knowledge, or to facts and circumstances known to us, such reference means the actual knowledge of those attorneys within the firm who have given substantive attention to the foregoing agreements and instruments, without, however, independent investigation of any matter except as otherwise expressly noted therein.

           Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

           Finally, we are counsel admitted to practice only in the state of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the state of New York and the United States of America.

           Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

           We consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement with respect to the Plan.

                                         Very truly yours,

                                         /s/ Parker Chapin Flattau & Klimpl, LLP

                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP